N-SAR Exhibit: Sub-item 77I(b)
Legg Mason Partners Variable Equity Trust
QS Variable Conservative Growth
QS Variable Moderate Growth
QS Variable Growth


Item 77I(b): Terms of new or amended securities

     In response to Sub-Item 77I(b), the Registrant filed a Post-Effective Amendment pursuant to Rule 485(a) of the Securities Act of 1933 on February 7, 2017 (Accession No. 0001193125-17-033364) to designate the previously existing non-designated class of shares of each of QS Variable Conservative Growth, QS Variable Moderate Growth and QS Variable Growth as Class I and to register a new Class II for the Fund. The Registrant filed a Post-Effective Amendment pursuant to Rule 485(b) of the Securities Act of 1933 on April 19, 2017 (Accession No. 0001193125-17-128420).